EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) made as of January 1, 2020 (the “Effective Date”) by and between THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Company” or “Interpublic”) and ELLEN JOHNSON (“Executive”).
In consideration of the mutual promises set forth herein, the parties hereto agree as follows:

ARTICLE I
Defined Terms

1.01    When the initial letter or letters of any of the words or phrases in this Agreement are capitalized, such word or phrase shall have the meaning provided in the Interpublic Executive Severance Plan, as amended from time to time (“ESP”), unless the context clearly indicates that a different meaning is intended. Executive’s “ESP Participation Letter” is the letter provided to her by the Company dated June 15, 2020 describing her participation in the ESP.

ARTICLE II
Term of Employment

2.01     Subject to the terms of this Agreement, including the provisions of Article VII and Article VIII, the Company shall continue to employ Executive hereunder, subject to termination in accordance with the provisions of Article VII hereof (the period during which Executive is employed hereunder, ending on the “Termination Date”, is referred to herein as the “term of employment”). Executive shall serve the Company during the term of employment.

ARTICLE III
Duties
3.01    During the term of employment, Executive shall:
(i)Serve as Executive Vice President, Chief Financial Officer of the Company;
(ii)Use her reasonable best efforts to promote the interests of the Company and devote substantially her full time and efforts to the Company’s business and affairs, subject to the terms and provisions of Section 9.01;

(iii)Perform such duties as the Company may from time to time assign to her, consistent with her duties and responsibilities under this Agreement and customary for an executive in her role at similar companies and to the extent covered by applicable indemnification protections and officer and director insurance coverage;
(iv)Serve in such other offices of the Company as she may be elected or appointed to, consistent with her duties and responsibilities under this Agreement and customary for an executive in her role at similar companies; and
(v)Report solely and exclusively to the Chairman and Chief Executive Officer of the Company, provided however, that if the Chairman and Chief Executive Officer of the Company are not the same person, Executive will report to the Chief Executive Officer of the Company.

ARTICLE IV
Regular Compensation
4.01    The Company shall compensate Executive for the duties performed by her hereunder, by payment of a base salary of Seven Hundred Fifty Thousand Dollars ($750,000) per annum, payable in accordance with the Company’s regular payroll practices.

4.02    The Company may at any time increase, but not decrease, the compensation paid to Executive under this Article IV if the Company in its sole discretion shall deem it advisable to do so in order to compensate her fairly for services rendered to the Company. The Company shall evaluate Executive’s compensation to consider such increase, in its sole discretion, in accordance with the schedule set by the Compensation and Leadership Talent Committee of the Board of Directors, currently annually.

ARTICLE
Bonuses
5.01    Executive shall, during the term of employment, participate in Interpublic’s Senior Executive Incentive Plan, or any successor thereto (the “Bonus Plan”), in accordance with the terms and conditions of the Bonus Plan established from time to time. Executive shall be eligible for a target award under the Bonus Plan equal to One Hundred Percent (100%) of her base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of Executive’s target award, and shall be determined by Interpublic and the Company based on the factors set forth in the Bonus Plan, including Company performance, Executive’s individual performance, and management discretion.

ARTICLE VI
Long-Term Incentive
6.01    Executive shall participate in Interpublic’s long-term incentive programs with a target annual award value of One Million Five Hundred Thousand Dollars ($1,500,000). Any such long-term incentive award may consist of any forms of incentive, as determined by the Compensation and Leadership Talent Committee of Interpublic’s Board of Directors in its discretion. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of Executive’s target award, and shall be determined by Interpublic and the Company based on the factors set forth in The Interpublic Group of Companies, Inc. 2019 Performance Incentive Plan or any successor thereto (the “PIP”), including Interpublic and Company performance, Executive’s individual performance, and management discretion.

ARTICLE VII
Other Employment Benefits

7.01    Executive shall be eligible to participate in such other employee benefits as are available from time to time to other senior executive employees of the Company in accordance with the then current terms and conditions established by the Company for eligibility and employee contributions required for participation in such benefits opportunities.

7.02    Executive shall be entitled to annual paid time off, in accordance with the Company’s policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company.

7.03    Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by her in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with standard policies of the Company.

7.04    The Company will contribute Seventy-Five Thousand Dollars ($75,000) per annum, on Executive’s behalf under the Interpublic Capital Accumulation Plan (“CAP”), pursuant to Executive’s CAP Participation Agreement.

7.05    Nothing in this Agreement shall restrict the ability of the Company or Interpublic to change or terminate any or all of its employee benefit plans and programs from time to time; nor shall anything in this Agreement prevent any such change or termination from affecting Executive, subject to the terms and provisions regarding Good Reason, and further, only to the extent that any benefits, granted, contributed, committed or accrued and unpaid are not reduced, withdrawn or nullified.

ARTICLE VIII
Termination

8.01    Termination by the Company. The Company may terminate Executive’s employment hereunder at any time and for any reason.
(i)    Involuntary Termination Without Cause. The Company may terminate Executive’s employment hereunder involuntarily without Cause by giving Executive at least thirty (30) days’ prior written notice specifying a Termination Date. In such event, Executive shall continue to be an employee of the Company, and shall assist the Company in the transition of her responsibilities, until the Termination Date. From the Notice Date through the Termination Date, the Company shall continue (a) to pay Executive her base salary, and (b) to provide all benefits under the plans and programs in which Executive participated immediately prior to the Notice Date and continue to vest thereunder to the Termination Date in accordance with the terms of such plans and programs. In addition, if Executive is terminated involuntarily without Cause, she shall be entitled to the payments and benefits prescribed by the ESP in accordance with the terms and conditions of the ESP, including the ESP’s rules regarding payments for Specified Employees as set forth in Section 4.3 of the ESP. For purposes of her participation in the ESP, Executive shall be eligible for eighteen (18) months of salary continuation in accordance with the terms of the ESP and Executive’s ESP Participation Letter, and will continue to vest in previously granted LTI awards during the period of salary continuation. Additional contributions under CAP will be governed by the CAP plan document. In management’s discretion, Executive will be eligible for consideration for an annual incentive bonus for the year prior to termination if the bonus had not already been paid, for the year of termination, and any future year during which severance is paid. All of the foregoing payments made pursuant to this Section 8.01(i) are subject to execution of a standard release agreement, the terms and conditions of which are mutually agreed to between the parties hereto.

(ii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as provided in the ESP. In such event, the Company shall continue to pay to Executive her base salary through the Termination Date. Executive shall not be entitled to (a) any bonus for the year in which the Termination Date occurs, or (b) any other payments hereunder. The foregoing shall not limit the remedies available to the Company, at law or in equity, for any loss or other injury caused directly or indirectly by Executive.
8.02    Termination for Good Reason. Executive may terminate her employment with the Company for Good Reason, as defined the ESP. In addition, if Executive terminates her employment for Good Reason, she shall be entitled to the payments and benefits prescribed by the ESP in accordance with the terms and conditions of the ESP, including the ESP’s rules regarding payments for Specified Employees as set forth in Section 4.3 of the ESP. For purposes of her participation in the ESP, Executive shall be eligible for eighteen (18) months of salary continuation in accordance with the terms of the ESP and Executive’s ESP Participation Letter, and will continue to vest in previously granted LTI awards during the period of salary continuation. Additional contributions under CAP will be governed by the CAP plan document. In management’s discretion, Executive will be eligible for consideration for an annual incentive bonus for the year prior to termination if the bonus had not already been paid, for the year of termination, and any future year during which severance is paid. All of the foregoing payments made pursuant to this Section 8.01(ii) are subject to execution of a standard release agreement, the terms and conditions of which are mutually agreed to between the parties hereto.
8.03    Resignation by Executive. Executive may at any time resign from her employment hereunder by providing written notice to the Company specifying a Termination Date not less than six (6) months after the date on which such notice is given. In such event, Executive’s employment hereunder shall terminate on the earlier of (a) the Termination Date specified in such notice, or (b) a Termination Date specified by the Company.

(i)     From the date on which Executive provides written notice of her intent to resign until the Termination Date, Executive shall continue to be an employee of the Company and shall assist the Company in the transition of her responsibilities. During such period ending on the Termination Date, the Company shall continue (a) to pay Executive her base salary, and (b) to provide all benefits under the programs in which Executive participated immediately prior to the Notice Date; provided that the Company shall not be required to pay Executive any bonus that might otherwise be paid or payable during the period after Executive has given notice of her intent to terminate employment hereunder, but that the Company will consider a bonus for Executive for the year of resignation, in the Company’s sole discretion.
(ii)    If Executive’s employment terminates under this Section 8.03, she shall not be entitled to any payments or benefits for the period after her Termination Date.

(iii)    The Company may require that Executive not come in to work after she has given notice of her intent to terminate employment. In no event, however, may Executive perform services for any other employer before her Termination Date.

ARTICLE IX
Covenants
9.01    While Executive is employed hereunder by the Company, she shall not, without the prior written consent of the Company, which shall not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that she may continue to own or may hereafter acquire any securities of any class of any publicly-owned company; and provided further that nothing in this Agreement shall prohibit her from engaging in activities with educational, charitable, professional or community organizations, pursuing family business matters or serving on any board of directors or managers of an entity not competitive with the Company, but only to the extent that such activities or affiliations do not materially interfere with her duties and responsibilities under this Agreement.

9.02    Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or thereafter, without the prior written consent of the Company, except to her legal, tax, or accounting representatives, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by her in the course of her employment hereunder, except that information generally available to the public or in the public domain or in the possession of a third party who has not obtained such information as a result of any breach of an obligation of confidentiality shall not be deemed confidential information. Nothing in this section shall prohibit Executive from disclosing any information or materials which she is compelled to disclose by legal, administrative or judicial process provided that Executive first provides the Company written notice of the same and the Company has an opportunity at its cost and expense to take such appropriate action to narrow or oppose such disclosure.

9.03    All records, papers and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company, expect for personal tax documents, her contact list and such other documents required to be retained by her legal, administrative or judicial requirements and for which she may have personal responsibility.

9.04    All articles invented by Executive, processes discovered by her, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by her pertaining to the business of the Company or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Company, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Company.
9.05    (i)     In the event that Executive receives severance pursuant to the ESP, Executive will be bound by the post-employment restrictions in the ESP and the release that will be signed as a condition for receiving such payments.
(ii)    In the event that Executive does not receive payments pursuant to the ESP, for twelve (12) months following the Termination Date Executive shall not:

(a)directly or indirectly solicit any employee who was employed by the Company within one (1) year of Executive’s Termination Date (as used in this Section 9.05, an “employee”) of the Company to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of the Company or to join any other company, or hire any such employee, or otherwise interfere with the relationship between the Company and any of its employees; or
(b)directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm, or corporation, services similar to those Executive provided while employed by Company from or for any person or entity which is a client of the Company, that was a client of the Company within two (2) years prior to Executive’s Termination Date, or that was prospective client of the Company with whom Executive had contact, and for which Executive materially participated in the Company’s marketing efforts to such prospective client, within two (2) years prior to Executive’s Termination Date (collectively, “Client”) or to induce any such Client to cease to engage the services of the Company or to use the services of any entity or person that competes directly with a material business of the Company, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by the Company is known by Executive as a part of her employment with the Company.

(iii)    During the Severance Period, Executive shall not engage in, invest in (other than as the owner of not more than one percent (1%) of the outstanding securities of any publicly owned company), or otherwise participate in any advertising, marketing, or promotional business, or any other business that is in competition with the business of the Company.
(iv)    Executive acknowledges that these provisions are reasonable and necessary to protect the Company’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.
9.06    If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.
9.07    Executive acknowledges that a remedy at law for any breach or attempted breach of this Article IX of this Agreement shall be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.
9.08    Executive represents and warrants that neither the execution or delivery of this Agreement nor the performance of Executive’s services hereunder shall conflict with, or result in a breach of, any agreement to which Executive is a party or by which she may be bound or affected. Executive further represents and warrants that she has full right, power and authority to enter into and carry out the provisions of this Agreement.
ARTICLE X
Arbitration
10.01    (i)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 15.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to the Company.

ARTICLE XI
Assignment and Non-Duplication of Benefits
11.01    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by her shall be void.
11.02    No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Executive is already entitled to receive under compensation or benefit plan, program, or other arrangement maintained by Interpublic, the Company, or any of their affiliates.
ARTICLE XII
Employment Taxes and Withholding
12.01    The Company may withhold (or cause to be withheld) from any amounts payable to Executive or on her behalf hereunder any or all federal, state, city, or other taxes that the Company or Interpublic reasonably determines are required to be withheld pursuant to any applicable law or regulation. However, Executive shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided to her or on her behalf, regardless of whether taxes are withheld. No provision of this Agreement shall be construed (a) to limit Executive’s responsibility under this Section 12.01, or (b) to transfer to or impose on the Company, Interpublic, or any of their affiliates any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.
ARTICLE XIII
Authority to Determine Payment Dates
13.01    To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, in accordance with this Agreement and the applicable plan of the Company and not by the Executive, her beneficiary, or any of her representatives.
ARTICLE XIV
Section 409A of the Code
14.01    This Agreement shall be construed, administered, and interpreted in accordance with Section 409A of the Code. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company, Interpublic, or any of their affiliates.
ARTICLE XV
Waiver and Amendments
15.01    No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company. Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.
ARTICLE XVI
Applicable Law
16.01    The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
ARTICLE XVII
Entire Agreement
17.01    This Agreement sets forth the entire understanding between the Company and Executive concerning her employment by the Company and supersedes any and all previous agreements between Executive and the Company concerning such employment and/or any compensation or bonuses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of the Company. This Agreement may be signed in counterparts, with signature pages electronically exchanged and copied to the other parties. Upon signing by all parties, this Agreement shall constitute one complete agreement.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
By: /s/ Andrew Bonzani
Name: Andrew Bonzani
Title: EVP, General Counsel and Secretary
Date: July 29, 2020

ELLEN JOHNSON
/s/ Ellen Johnson
Date: July 29, 2020